Exhibit 99.1

       JONES LANG LASALLE REPORTS 3RD QUARTER NET INCOME OF $24.7 MILLION,
            $0.73 PER SHARE; DECLARES INCREASED SEMI-ANNUAL DIVIDEND

    CHICAGO, Oct. 31 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today reported net income of $24.7 million, or $0.73 per diluted share of common stock, for the quarter ended September 30, 2006, and net income of $95.5 million, or $2.85 per share, for year-to-date 2006. In 2005, net income for the third quarter was $20.6 million, or $0.61 per share, with year-to-date net income of $36.8 million, or $1.10 per share. Operating income for the third quarter of 2006 increased 40 percent to $37.3 million from $26.6 million a year ago and on a year-to-date basis nearly tripled to $130.3 million from $46.3 million. The third-quarter results included strong year-over-year operating income increases by both EMEA(1) and the Americas. The year-to-date results included the single, large incentive fee recorded by LaSalle Investment Management in the second quarter.

    All operating segments achieved robust increases in revenue for both the third quarter and year-to-date 2006 compared with the same periods of the prior year. Revenue for the third quarter of 2006 was $462 million, an increase of 42 percent, while year-to-date revenue increased to $1.3 billion, an increase of 47 percent over the prior year. Together, the acquisition of Spaulding & Slye and the significant incentive fee contributed 40 percent of the firm's year-to-date increase over the prior year. Revenue for the third quarter of 2006 in the EMEA and Americas regions increased by 53 and 46 percent, respectively, compared with the same period of the prior year.

    Third Quarter 2006 Highlights:

    -- Total revenue increased 42 percent led by EMEA and Americas

    -- Operating income increased 40 percent

    -- Semi-annual dividend declared -- an increase of 40 percent to $0.35 per share

    "The acquisitions and investments which we made in 2005 and 2006 are contributing to our strong, top-line growth across all of our businesses and geographies, and we're particularly pleased with our progress in EMEA," said Colin Dyer, Chief Executive Officer of Jones Lang LaSalle. "Everyone in the company is firmly focused on delivering outstanding results for our clients and completing another successful year in 2006," Dyer added.

    Operating expenses were $425 million for the third quarter of 2006 compared with $300 million for the same period in 2005, an increase of 42 percent, and on a year-to-date basis an increase of 39 percent to $1.2 billion. The increase in operating expenses was due to increased investments made across the regions and the firm's acquisition activity, which during the third quarter included the RSP Group in Dubai and, earlier this year, the acquisitions of Spaulding & Slye, Rogers Chapman and The Littman Partnership. Also contributing to the increase were higher incentive compensation related to the firm's strong performance, the costs associated with revenue-generating activities, and the geographic expansion both of offices and the global business platform.

    Interest expense of $4.1 million for the third quarter of 2006 was higher than the $1.3 million incurred for the same period in 2005 due to a higher debt balance and higher interest rates compared with a year ago. The higher debt balance was principally related to acquisition activities, share repurchases and increased co-investment funding in line with the growth in the firm's investment management business.

    Declaration of Semi-Annual Dividend

    The firm also has announced that its Board of Directors has declared a semi-annual dividend of $0.35 per share of its common stock. The dividend payment will be made on Friday, December 15, 2006, to holders of record at the close of business on Wednesday, November 15, 2006. This amount represents an increase of $0.10 per share, or 40 percent, over the amount of the semi-annual dividend that was paid in June 2006. A dividend-equivalent in the same amount also will be paid simultaneously on outstanding but unvested shares of restricted stock units granted under the Company's Stock Award and Incentive Plan.

    Business Segment Third Quarter Performance Highlights

    Investor and Occupier Services

    -- In the Americas, revenue for the third quarter of 2006 was $150 million, an increase of 46 percent over the prior year, while year-to- date revenue increased to $399 million, an increase of 47 percent over the same period in 2005. Transaction revenue was up over 65 percent for both the quarter and year to date compared with 2005 due to an increased number of large transactions that closed in 2006. Management Services revenue was up approximately 30 percent for the quarter and year to date over 2005.

        The current year's strong revenue performance has benefited from organizational changes made at the end of 2005. The Americas reoriented part of its operations to focus on "Markets" and "Accounts." The goal of the Markets organization is to maximize the firm's competitive position in its key local markets. The focus of the Accounts organization is on delivering services and strategic advice to large corporate clients. The Spaulding & Slye acquisition and new client wins in late 2005 also impacted the strong performance over the prior year.

        Revenue in the Americas Hotels business was up 76 percent on a year-to-date basis compared with 2005. The increase was due to the closing of several significant transactions this year, and to the acquisition of a middle-market hotel broker and advisory firm in the second quarter of 2005.

        Total operating expenses for both the quarter and year to date increased 48 and 47 percent, respectively, over the prior year as a result of continued investment activity with the strengthening of local market teams throughout the region. Expense growth also was driven by the Spaulding & Slye acquisition and by higher compensation costs associated with revenue-generating activities.

    -- In EMEA, third-quarter revenue increased 53 percent to $170 million over the same quarter in 2005, and on a year-to-date basis grew 30 percent to $409 million. Transaction Services revenue was up 63 percent for the quarter and 38 percent year to date. Third-quarter 2006 revenue was driven by Capital Markets, which was up 87 percent, with revenue in Agency Leasing and Advisory services up 34 and 47 percent, respectively, compared with the prior year. Revenue on a year-to-date basis for Capital Markets increased 72 percent with Agency Leasing and Advisory services up approximately 20 percent each as the leasing markets in the region continue to recover.

        Germany and France continued to gain momentum into the third quarter and experience further strong growth driven by improved market conditions and investor interest along with management actions taken in both countries. Germany's revenue was up 90 percent for the third quarter and up 66 percent year to date compared with 2005, with Capital Markets activity contributing the majority of the growth. Both Capital Markets and Agency Leasing drove the growth in France's revenue, which nearly tripled for the third quarter and doubled year to date, compared with 2005. Favorable trends have also continued in other markets, with year-to-date revenue up 16 percent in the United Kingdom and up 54 percent in Central and Eastern Europe, including Russia, over the prior year. Year-to-date revenue of the EMEA Hotels business increased over 60 percent compared to the prior year.

        Operating expenses in the third quarter of 2006 increased by 45 percent and by 26 percent on a year-to-date basis. The increase was driven by investments in staff to service clients, and drive growth in market share, as well as incentive compensation associated with improved results. Operating income on a year-to-date basis improved significantly in 2006 to $14.0 million compared with $1.2 million in 2005.

        During the quarter, the firm expanded into the Middle East with the acquisition of RSP Group, a leading Dubai-based team of 30 professionals providing strategic real estate investment and advisory services to private and institutional investors and developers.

    -- Third-quarter revenue for the Asia Pacific region increased 24 percent to $78 million and, on a year-to-date basis, increased 18 percent to $213 million. Revenue growth in the third quarter was driven primarily by Transaction Services, up 27 percent, and Management Services, up 15 percent. Geographically, the third-quarter and year-to-date increases in revenue over the prior year were led by the growth markets of China, Japan, India and Korea, which as a group had increased revenue of 54 and 27 percent, respectively. Australia continued its steady growth throughout the current year compared with the prior year, as revenue for both the third quarter and year to date increased 20 percent. Following very strong results in 2005, the Hong Kong business has maintained its performance levels and its leading market position.

        The increase in operating expenses for both third quarter and year-to-date 2006 was primarily the result of continued investment activity to expand the geographic platform, service capabilities and infrastructure throughout the region. The firm remains committed to future growth by expanding existing offices and adding new offices across the region. During the third quarter, the region incurred approximately $1.6 million of transition expenses to outsource the management of its IT infrastructure, call centers and application development. This will enable faster response to client requests and better support for future regional growth. The 2005 year-to-date operating expenses included a credit of $2.4 million received from a litigation settlement.

    LaSalle Investment Management

        LaSalle Investment Management's third-quarter 2006 revenue increased by 26 percent to $65 million compared with $52 million in 2005, while year-to-date revenue more than doubled to $299 million from $131 million.

        Advisory fees for the third quarter 2006 increased 40 percent to $46 million, compared with $33 million in 2005 and on a year-to-date basis increased 36 percent to $127 million. The growth in this annuity business was principally due to the increase in assets under management. Total investments related to this activity also increased, as the firm's co-investment capital totaled $128 million at the end of the third quarter of 2006, compared with $84 million in the prior year.

        Incentive fees remained strong in the third quarter and were comparable to the prior year. The majority of the year-to-date increase in incentive fees is due to the single large incentive fee earned in the second quarter of 2006. LaSalle Investment Management's assets under management grew to almost $40 billion at the end of the third quarter of 2006, compared with $29 billion a year ago.

    Summary

    Supported by ongoing favorable market conditions, Jones Lang LaSalle continues to focus on its growth initiatives and disciplined investment strategy across its diverse global platform. The firm intends to maintain these efforts in 2007 in order to continue to generate growth in the firm's core operations beyond 2006. In addition to the $180 million that the firm has spent so far in 2006 for acquisitions, strategic investments for the full-year 2006 are anticipated to be $25 million, of which $18 million has been spent year to date.

    About Jones Lang LaSalle

    Jones Lang LaSalle (NYSE: JLL), the only real estate money management and services firm named to Forbes magazine's Platinum 400, has more than 125 offices worldwide and operates in more than 450 cities in 50 countries. With 2005 revenue of approximately $1.4 billion, the company provides comprehensive integrated real estate and investment management expertise on a local, regional and global level to owner, occupier and investor clients. Jones Lang LaSalle is an industry leader in property and corporate facility management services, with a portfolio of 982 million square feet worldwide. In 2005, the firm completed capital markets sales and acquisitions, debt financings, and equity placements on assets and portfolios valued at $43 billion. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $40 billion of assets under management. For further information, please visit http://www.joneslanglasalle.com .

    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives and the payment of dividends, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2005 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and June 30, 2006 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

    Conference Call

    The firm will conduct a conference call for shareholders, analysts and investment professionals on Wednesday, November 1, 2006, at 9:00 a.m. EST.

    To participate in the teleconference, please dial into one of the following phone numbers five to 10 minutes before the start time:

    --  U.S. callers:                   +1 877 809 9540

    --  International callers:          +1 706 679 7364

    --  Pass code:                       8733626

    Replay Information Available: Noon EST Wednesday, November 1 through Midnight November 8 at the following numbers:

    --  U.S. callers:                   +1 800 642 1687

    --  International callers:          +1 706 645 9291

    --  Pass code:                       8733626

    Live webcast
    Follow these steps to listen to the webcast:

    1.  You must have a minimum 14.4 Kbps Internet connection

    2. Log on to http://www.videonewswire.com/event.asp?id=36175 and follow instructions

    3. Download free Windows Media Player software: (link located under registration form)

    4. If you experience problems listening, send an e-mail to webcastsupport@tfprn.com

    This information is also available on the company's Web site at http://www.joneslanglasalle.com

    If you have any questions, call Yvonne Peterson of Jones Lang LaSalle's Investor Relations department at +1 312 228 2919.

    (1) Europe, Middle East, Africa - EMEA; previously referred to as Europe.

                         JONES LANG LASALLE INCORPORATED
                       Consolidated Statements of Earnings
         For the Three and Nine Months Ended September 30, 2006 and 2005
                        (in thousands, except share data)
                                   (Unaudited)

                                      Three Months Ended            Nine Months Ended
                                        September 30,                 September 30,
                                 ---------------------------   ----------------------------
                                     2006           2005           2006            2005
                                 ------------   ------------   ------------    ------------
Revenue                          $    462,317   $    326,384   $  1,309,204    $    891,648

Operating expenses:
  Compensation and
   benefits                           313,711        211,035        863,326         592,800
  Operating,
   administrative
   and other                           99,796         79,702        284,353         227,184
  Depreciation and
   amortization                        11,523          8,322         31,877          24,967
  Restructuring charges
   (credits)                                -            721           (670)            471

    Total operating
     expenses                         425,030        299,780      1,178,886         845,422

    Operating income                   37,287         26,604        130,318          46,226

Interest expense, net
 of interest income                     4,112          1,333         11,799           3,019
Equity in earnings from
 unconsolidated ventures                  773          2,366          9,422           6,104

Income before provision
 for income taxes                      33,948         27,637        127,941          49,311
Provision for income
 taxes                                  9,251          7,020         33,648          12,525

Net income before
 cumulative effect of
 accounting change                     24,697         20,617         94,293          36,786
Cumulative effect of
 change in accounting
 principle                                  -              -          1,180               -
Net income                       $     24,697   $     20,617   $     95,473    $     36,786

Net income available
 to common shareholders          $     24,697   $     20,231   $     94,951    $     36,400

EBITDA                           $     49,583   $     37,292   $    172,797    $     77,297

Basic earnings per
 common share                    $       0.77   $       0.64   $       2.99    $       1.16

Basic weighted average
 shares outstanding                32,106,994     31,576,006     31,771,247      31,296,057

Diluted earnings per
 common share                    $       0.73   $       0.61   $       2.85    $       1.10

Diluted weighted
 average shares
 outstanding                       33,751,054     33,425,883     33,319,566      32,990,066

    Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Segment Operating Results
         For the Three and Nine Months Ended September 30, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                      Three Months Ended               Nine Months Ended
                                         September 30,                   September 30,
                                 ----------------------------    ----------------------------
                                     2006            2005            2006            2005
                                 ------------    ------------    ------------    ------------
INVESTOR & OCCUPIER SERVICES -
 AMERICAS
   Revenue:
     Transaction services        $     75,159    $     44,825    $    189,906    $    113,864
     Management services               71,774          55,831         198,836         150,220
     Equity earnings                      373             198             657             381
     Other services                     2,823           2,291           8,256           6,040
     Intersegment revenue                 256             169             915             698
                                      150,385         103,314         398,570         271,203

   Operating expenses:
     Compensation, operating
      and administrative              128,415          87,065         359,012         244,953
     Depreciation and
      amortization                      5,852           3,797          16,435          11,080
                                      134,267          90,862         375,447         256,033
   Operating income              $     16,118    $     12,452    $     23,123    $     15,170

EMEA
   Revenue:
     Transaction services        $    138,448    $     84,734    $    326,933    $    236,720
     Management services               27,812          22,179          71,595          70,051
     Equity earnings                       22               -            (284)           (226)
     Other services                     3,406           3,740          10,771           9,099
                                      169,688         110,653         409,015         315,644

   Operating expenses:
     Compensation, operating
      and administrative              152,518         105,164         386,113         307,046
     Depreciation and
      amortization                      3,518           2,435           8,867           7,439
                                      156,036         107,599         394,980         314,485
   Operating income              $     13,652    $      3,054    $     14,035    $      1,159

ASIA PACIFIC
   Revenue:
     Transaction services        $     45,019    $     35,461    $    118,856    $    101,674
     Management services               32,769          28,604          88,650          78,310
     Equity earnings                     (135)              -           1,714               -
     Other services                       622            (756)          3,319             777
     Intersegment revenue                 141               -             203               -
                                       78,416          63,309         212,742         180,761

   Operating expenses:
     Compensation, operating
      and administrative               78,480          60,741         206,842         168,310
     Depreciation and
      amortization                      1,819           1,745           5,579           5,414
                                       80,299          62,486         212,421         173,724
   Operating income (loss)       $     (1,883)   $        823    $        321    $      7,037

LASALLE INVESTMENT MANAGEMENT
   Revenue:
     Transaction services        $      4,218    $      3,722    $     19,153    $     14,613
     Advisory                          45,595          32,601         126,947          93,369
     Incentive                         14,672          13,154         145,982          16,911
     Equity earnings                      513           2,166           7,335           5,949
     Intersegment revenue
      (expense)                           (61)              -            (120)              -
                                       64,937          51,643         299,297         130,842
   Operating expenses:
     Compensation, operating
      and administrative               54,430          37,937         196,710         100,373
     Depreciation and
      amortization                        334             344             996           1,034
                                       54,764          38,281         197,706         101,407
   Operating income              $     10,173    $     13,362    $    101,591    $     29,435

     Total segment revenue            463,426         328,919       1,319,624         898,450
     Intersegment revenue
      eliminations                       (336)           (169)           (998)           (698)
     Reclassification of equity
      earnings                           (773)         (2,366)         (9,422)         (6,104)
          Total revenue          $    462,317    $    326,384    $  1,309,204    $    891,648

     Total segment operating
      expenses                        425,366         299,228       1,180,554         845,649
     Intersegment operating
      expense eliminations               (336)           (169)           (998)           (698)
          Total operating
           expenses before
           restructuring
           charges (credits)     $    425,030    $    299,059    $  1,179,556    $    844,951

     Operating income before
      restructuring charges
      (credits)                  $     37,287    $     27,325    $    129,648    $     46,697

     Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                              Consolidated Balance
       Sheets September 30, 2006, December 31, 2005 and September 30, 2005
                                 (in thousands)

                                                September 30,     December 31,    September 30,
                                                    2006             2005             2005
                                                -------------    -------------    -------------
                                                 (Unaudited)                       (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                     $      34,060    $      28,658    $      26,029
  Trade receivables, net of
   allowances                                         460,862          415,087          283,763
  Notes and other receivables                          31,217           15,231           15,546
  Prepaid expenses                                     27,535           22,442           23,578
  Deferred tax assets                                  36,374           35,816           27,376
  Other assets                                         16,860           13,864            9,793
    Total current assets                              606,908          531,098          386,085

  Property and equipment, at cost,
   less accumulated depreciation                      105,992           82,186           72,988
  Goodwill, with indefinite useful
   lives, at cost, less
   accumulated amortization                           512,778          335,731          338,282
  Identified intangibles, with
   finite useful lives, at cost,
   less accumulated
   amortization                                        39,837            4,391            6,128
  Investments in real estate
   ventures                                           127,487           88,710           83,817
  Long-term receivables                                23,006           20,931           19,206
  Deferred tax assets                                  59,547           59,262           40,317
  Other assets                                         27,540           22,460           22,029
                                                $   1,503,095    $   1,144,769    $     968,852

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
  Accounts payable and accrued
   liabilities                                  $     157,705    $     155,741    $      90,614
  Accrued compensation                                322,153          300,847          174,648
  Short-term borrowings                                19,220           18,011           16,469
  Deferred tax liabilities                              1,601              400              819
  Deferred income                                      26,921           20,823           24,137
  Other liabilities                                    38,140           26,813           31,323
    Total current liabilities                         565,740          522,635          338,010

Long-term liabilities:
  Credit facilities                                   158,029           26,697           80,213
  Deferred tax liabilities                              2,273            3,079              348
  Deferred compensation                                21,553           15,988           15,560
  Minimum pension liability                            17,621           16,753            1,703
  Deferred business acquisition
   obligations                                         33,539                -                -
  Other liabilities                                    30,774           23,614           30,371
    Total liabilities                                 829,529          608,766          466,205

Stockholders' equity:
  Common stock, $.01 par value per
   share, 100,000,000 shares authorized;
   36,486,588, 35,199,744 and
   35,012,299 shares issued and
   outstanding as of September 30, 2006,
   December 31, 2005 and September 30, 2005,
   respectively                                           365              352              350
  Additional paid-in capital                          655,290          606,001          583,903
  Dividends payable                                         -                -           (9,259)
  Retained earnings                                   186,979          100,141           41,682
  Stock held by subsidiary                           (162,480)        (132,791)        (101,924)
  Stock held in trust                                  (1,405)            (808)            (808)
  Accumulated other comprehensive
   loss                                                (5,183)         (36,892)         (11,297)
    Total stockholders' equity                        673,566          536,003          502,647
                                                $   1,503,095    $   1,144,769    $     968,852

      Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                Summarized Consolidated Statements of Cash Flows
              For the Nine Months Ended September 30, 2006 and 2005
                                 (in thousands)
                                   (Unaudited)

                                               Nine Months Ended
                                                 September 30,
                                           ------------------------
                                              2006         2005
                                           ----------   ----------
Cash provided by earnings                  $  154,525   $   79,286

Cash used in working capital                     (341)     (68,040)

Cash provided by operating activities         154,184       11,246

Cash used in investing activities            (268,971)     (39,071)

Cash provided by financing activities         120,189       23,711

    Net increase (decrease) in cash and
     cash equivalents                           5,402       (4,114)

Cash and cash equivalents, beginning of
 period                                        28,658       30,143

Cash and cash equivalents, end of period   $   34,060   $   26,029

      Please reference attached financial statement notes.

                         JONES LANG LASALLE INCORPORATED
                            Financial Statement Notes

    1. EBITDA represents earnings before interest expense, net of interest income, income taxes, depreciation and amortization. Although EBITDA is a non-GAAP financial measure, it is used extensively by management and is useful to investors as one of the primary metrics for evaluating operating performance and liquidity. The firm believes that an increase in EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. EBITDA is also used in the calculations of certain covenants related to the firm's revolving credit facility. However, EBITDA should not be considered as an alternative either to net income or net cash provided by operating activities, both of which are determined in accordance with GAAP. Because EBITDA is not calculated under GAAP, the firm's EBITDA may not be comparable to similarly titled measures used by other companies.

            Below is a reconciliation of net income to EBITDA (in thousands):

                                              Nine Months Ended
                                                September 30,
                                           -----------------------
                                              2006         2005
                                           ----------   ----------
Net income                                 $   95,473   $   36,786
Add:
Interest expense, net of interest income       11,799        3,019
Depreciation and amortization                  31,877       24,967
Provision for income taxes                     33,648       12,525

EBITDA                                     $  172,797   $   77,297

    Below is a reconciliation of net cash provided by operating activities, the most comparable cash flow measure on the consolidated statements of cash flows, to EBITDA (in thousands):

                                              Nine Months Ended
                                                September 30,
                                           -----------------------
                                              2006         2005
                                           ----------   ----------
Net cash provided by operating activities  $  154,184   $   11,246
Add:
Interest expense, net of interest income       11,799        3,019
Change in working capital and non-cash
 expenses                                     (26,834)      50,507
Provision for income taxes                     33,648       12,525

EBITDA                                     $  172,797   $   77,297

    2. Net debt represents the aggregate of 'Short-term borrowings' and 'Credit facilities,' less 'Cash and cash equivalents.'

    3. For purposes of segment operating results, the allocation of restructuring charges (credits) to our segments has been determined to not be meaningful to investors. Additionally, the performance of segment results has been evaluated without these charges (credits) being allocated.

    4. The consolidated statements of cash flows are presented in summarized form. For complete consolidated statements of cash flows, please refer to the firm's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, to be filed with the Securities and Exchange Commission shortly.

    5. Beginning in 2006, we have renamed 'Implementation Services' to 'Transaction Services.'

    6. Earnings per common share is calculated by dividing net income available to common shareholders by weighted average shares outstanding. Dividend equivalents to be paid on outstanding but unvested shares of restricted stock units are deducted from net income in the period the dividend is declared when calculating net income available to common shareholders.

                                            Three Months Ended                 Nine Months Ended
                                                September 30,                    September 30,
                                      -------------------------------   -------------------------------
                                           2006             2005             2006             2005
                                      --------------   --------------   --------------   --------------
Net income before cumulative
 effect of change in
 accounting principle                 $       24,697   $       20,617   $       94,293   $       36,786
Cumulative effect of change
 in accounting principle                          --               --            1,180               --

Net income                                    24,697           20,617           95,473           36,786
Dividends on unvested
 common stock                                     --              386              522              386
Net income available to
 common shareholders                  $       24,697   $       20,231   $       94,951   $       36,400

Basic weighted average
 shares outstanding                       32,106,994       31,576,006       31,771,247       31,296,057

Basic income per common
 share before cumulative
 effect of change in
 accounting principle and
 dividends on unvested
 common stock                         $         0.77   $         0.65   $         2.97   $         1.17
Cumulative effect of change
 in accounting principle                          --               --             0.04               --
Dividends on unvested
 common stock                                     --             0.01             0.02             0.01
Basic earnings per common
 share                                $         0.77   $         0.64   $         2.99   $         1.16

Diluted weighted average
 shares outstanding                       33,751,054       33,425,883       33,319,566       32,990,066

Diluted income per common
 share before cumulative
 Effect of change in
 accounting principle and
 dividends on unvested
 common stock                         $         0.73   $         0.62   $         2.83   $         1.11
Cumulative effect of
 change in accounting
 principle                                        --               --             0.04               --
Dividends on unvested
 common stock                                     --             0.01             0.02             0.01
Diluted earnings per
 common share                         $         0.73   $         0.61   $         2.85   $         1.10

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             10/31/2006
    /CONTACT: Lauralee E. Martin, Chief Operating and Financial Officer, Jones Lang LaSalle Incorporated, +1-312-228-2073/
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.joneslanglasalle.com /
    (JLL)